Exhibit 3.1

SECOND AMENDED AND RESTATED

BY-LAWS

OF

TECHPRECISION CORPORATION

(a Delaware corporation)

(Effective as of August 8, 2025)

ARTICLE I

STOCKHOLDERS

Section 1. Certificates Representing Stock. Certificates representing stock in TechPrecision Corporation (the “Corporation”) shall be signed by, or in the name of, the Corporation by the Chairman or Vice-Chairman of the Board of Directors of the Corporation (the “Board”), if any, or by the Chief Executive Officer, President or a Vice-President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Whenever the Corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the Corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the Delaware General Corporation Law (the “General Corporation Law”). Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board may establish requirements or regulations concerning proof of loss, theft or destruction, and concerning the posting of satisfactory bond or bonds of indemnity.

Section 2. Uncertificated Shares. Subject to any conditions imposed by the General Corporation Law, the Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall send to the registered owner thereof any written notice prescribed by the General Corporation Law.

Section 3. Fractional Share Interests. The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (i) arrange for the disposition of fractional interests by those entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board may impose.

Section 4. Stock Transfers. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

Section 5. Record Date For Stockholders. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 6. Meaning of Certain Terms. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the Corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

Section 7. Stockholder Meetings.

Time. The annual meeting shall be held on the date and at the time fixed, from time to time, by the Board. A special meeting shall be held on the date and at the time fixed by the Board.

Place. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the Corporation in the State of Delaware.

Call. Annual meetings may be called by the Board or by any officer instructed by the Board to call the meeting.

Except as otherwise required by law, special meetings may be called by the Board, any officer instructed by the Board or upon written request delivered to the Secretary at the principal office of the Corporation, signed and dated by one or more stockholders of record, or beneficial owners, if any, of the Corporation (the “Requesting Stockholders”) who own not less than 20% of the voting power of the outstanding shares of common stock of the Corporation entitled to vote on each of the matters proposed to be considered at such special meeting (the “Requisite Percentage”).

The Requesting Stockholders must provide a statement of the specific purpose(s) of the special meeting, the matter(s) proposed to be acted on at the special meeting, the reason(s) for conducting such business at the special meeting and any material interest(s) in such business by each Requesting Stockholder. The request for a special meeting from the Requesting Stockholders must contain such information and representations required by these Bylaws as though such Requesting Stockholders are intending to nominate a candidate for director at an annual meeting of stockholders or propose other business to be brought before an annual meeting of stockholders pursuant to this Section 7.

The Requesting Stockholders shall continue to own not less than the Requisite Percentage through the date of the special meeting and must agree to notify the Corporation promptly in the event of any disposition of shares of common stock of the Corporation following the date on which the request for a special meeting is delivered to the Secretary. Any such disposition shall be deemed a revocation of the request for a special meeting with respect to such disposed shares and such shares will no longer be included in determining whether the Requisite Percentage has been satisfied.

Any Requesting Stockholder may revoke their request for a special meeting at any time prior to the date of the special meeting by written revocation to the Secretary delivered to, and received by, the Secretary at the principal executive office of the Corporation. If, following such revocation there are unrevoked requests from Requesting Stockholders holding in the aggregate less than the Requisite Percentage, the Board, in its discretion, may cancel the special meeting. If none of the Requesting Stockholders who submitted a request for a special meeting appears or sends a duly authorized representative to present the business proposed to be conducted at the special meeting, the Corporation need not present such business for a vote at such special meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

The Secretary shall not be required to call a special meeting pursuant to Section 7 if, in the determination of the Board made in accordance with the directors’ fiduciary duties, (i) the request for a special meeting does not comply with these Bylaws; (ii) the matter(s) set forth in the request for a special meeting, relates to an item of business that is not a proper matter for stockholder action under the DGCL; (iii) the request for a special meeting is received by the Secretary of the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the earlier of the close of business (x) on the date of the next annual meeting and (y) 30 days after the first anniversary of the date of the previous meeting; (iv) an identical or substantially similar item of business, as determined by the Board in accordance with the directors’ fiduciary duties (a “Similar Item”), other than the election of directors, was presented at a meeting of stockholders held not more than 12 months before the request for a special meeting is received by the Secretary; (v) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual meeting or special meeting that has been called but not yet held or that is called for 120 days after the request for a special meeting is received by the Secretary; or (vi) the request for a special meeting was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law. For purposes of this Section 7, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

A special meeting called pursuant to Section 7 shall be held at such date, time and place, if any, as may be fixed by the Board in accordance with these Bylaws, provided, however, that the special meeting shall not be held more than 120 days after receipt by the Corporation of a valid request for a special meeting. In fixing a date and time for any special meeting requested by stockholders, the Board may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

Notice or Waiver of Notice. Written notice of all meetings shall be given, stating the place, date, hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the Corporation may be examined. The notice of any meeting shall also (i) state the purpose or purposes for which the meeting is called, (ii) describe the business expected to be transacted, (iii) provide that any other business properly brought before the meeting shall be transacted and (iv) include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at such stockholder’s record address or at such other address which such stockholder may have furnished by request in writing to the Secretary of the Corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by such stockholder before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, not the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

Notice of Stockholder Proposals. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this paragraph, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this paragraph. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. For an annual meeting, to be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting and the 10th day following the day on which public announcement of the date of the meeting was made. For a special meeting, to be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation no later than the later of 70 days prior to the date of the meeting and the 10th day following the day on which public announcement of the date of the meeting was made.

A stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the meeting:

•	a representation that the proposing stockholder is a holder of record of voting stock and is entitled to vote at the meeting;

•	a representation that the proposing stockholder will continue to hold such stock through the meeting date;

•	a detailed description of any other ownership interests in the Corporation held by the proposing stockholder, including derivatives, hedged positions, and other economic or voting interests.

•	a representation that the proposing stockholder intends to appear in person or by proxy at the meeting to make the proposal;

•	a representation as to whether the proposing stockholder intends to deliver a proxy statement regarding the proposal to the other stockholders of the Corporation

•	a representation that the proposing stockholder is not working in concert (as defined below) with any other persons with respect to the proposal or, if such a representation cannot be made, a listing of all other persons with whom the proposing stockholder may be considered to be working in concert (whether such persons are stockholders or not); and

•	a detailed description of any material interest and financial interest of the proposing stockholder in the proposal.

In addition, the notice must contain the following information about each proposal: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by such stockholder; (iv) the dates upon which the stockholder acquired such shares; (v) documentary support for any claim of beneficial ownership, (vi) a description of any material interest of such stockholder in such business being proposed or of any affiliation between such stockholder and any person or person such stockholder is nominating for election or re-election; (vii) a statement in support of the matter and any other information required by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regardless of whether the stockholder seeks inclusion of a proposal in the Corporation’s proxy pursuant to Rule 14a-8; and (viii) as to each person whom the stockholder proposes to nominate for election or reelection as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-1 thereunder (including such person’s written consent to being named in either the Corporation’s or the proponent’s proxy statement as a nominee and to serving as a director if elected). The Corporation shall have the right to use all, any portion or none of the information provided by a proposing stockholder in the notice provided to the Corporation.

For the purpose of these bylaws, a person shall be deemed to be acting in concert with another person if such person knowingly acts toward a common goal relating to the management, governance or control of the Corporation in parallel with such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (B) at least one additional factor suggests that persons intend to act in parallel, which additional factors may include, but are not limited to, attending meetings, conducting discussions or making or soliciting invitations to act in parallel. The lack of any formal or informal agreement, arrangement or understanding between two persons shall not preclude it being deemed that the persons are acting in concert for the purpose of these bylaws.

Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a stockholder meeting except in accordance with the procedures set forth in this paragraph. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and if the chairman of the meeting should so determine, the chairman of the meeting shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this section, a stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations thereunder with respect to the matters set forth in this section.

Stockholder List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote at any meeting of stockholders.

Conduct of Meeting. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting, the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the Chief Executive Officer, President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. the chairman of the meeting shall have the power to call the meeting to order, set the agenda and order of business for the meeting and adjourn or postpone the meeting. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

Proxy Representation. Every stockholder may authorize another person or persons to act for such stockholder by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by such stockholder’s attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that is irrevocable and, if, and only as long as it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Inspectors. The Board, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If any inspector or inspectors are not appointed, the person presiding at the meeting may, but need not appoint one or more inspectors, provided that if no inspector is so appointed, the person presiding at the meeting shall carry out the duties and responsibilities of an inspector as set forth in this paragraph. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspectors at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by him, her or them and execute a certificate of any fact found by him, her or them. Except as otherwise required by subsection (e) of Section 231 of the General Corporation Law, the provisions of that Section shall not apply to the Corporation.

Quorum. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. In the event of the absence of a quorum, the chairman of the meeting or, if there is no chairman, the stockholders present may adjourn the meeting (despite the absence of a quorum in the case of the stockholders adjourning the meeting).

Voting. Each share of stock shall entitle the holder thereof to one vote. In an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected at the meeting), Directors shall be elected by a majority of the votes cast with respect to each director’s election at any meeting for the election of directors at which a quorum is present. In any election of directors that is not an uncontested election, Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the certificate of incorporation and these Bylaws. In the election of directors, and for any other action, voting need not be by ballot. For purposes of this section, “a majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director’s election.

Section 8. Stockholder Action Without Meetings. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

ARTICLE II

DIRECTORS

Section 1. Functions and Definition. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board shall have the authority to fix the compensation of the members thereof. The use of the phrase “whole board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

Section 2. Qualifications and Number. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The Board shall consist of at least one person and may be increased or decreased from time to time by action of the Board taken pursuant to these Bylaws.

Section 3. Nomination, Election and Term. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders (i) by the Board or at the direction of the Board by any nominating committee or person appointed by the Board or (ii) by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 7, Article I of these Bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary. Such notice to the Secretary shall set forth the information required in Section 7, Article I of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as reasonably may be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting, resignation or removal. Any director may resign at any time upon written notice of such resignation to the Corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Any nominee for director (other than in circumstances in which the number of nominees exceeds the number of directorships to be filled) who fails to receive the requisite number of votes for election pursuant to Section 7, Article I above will tender his or her resignation to the Board. The Board (or a committee thereof) will review, act upon and publicly disclose (by a press release, filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision and its rationale therefor regarding the tendered resignation within ninety (90) days following the date of the certification of the election results. If a director’s resignation is accepted by the Board pursuant to this Section 3, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of this Section 3.

Section 4. Meetings.

Time. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

Place. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

Call. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the Chief Executive Officer or President, or of a majority of the directors in office.

Notice or Actual or Constructive Waiver. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings. If such notice shall be given by mail, it shall be addressed to each director at his or her residence or usual place of business and delivered at least three days before the day on which such meeting is to be held. If such notice shall be given by any other means, including, without limitation, by facsimile, telephone, e-mail or other means of electronic transmission, it shall be sent to each director at the relevant address or other contact modality on file with the Corporation for each director to be delivered to each director not later than the day before the day on which such meeting is to be held. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when he or she attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any notice.

Quorum and Action. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of the directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

Telephonic Participation. Any member or members of the Board or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Chairman of the Meeting. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or any other director chosen by the Board, shall preside.

Section 5. Removal of Directors. Except as may otherwise be provided by the General Corporation Law, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 6. Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 7. Written Action. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 8. Board of Advisors. The Board, in its discretion, may establish a Board of Advisors, consisting of individuals who may or may not be stockholders or directors of the Corporation. The purpose of the Board of Advisors would be to advise the officers and directors of the Corporation with respect to such matters as such officers and directors shall choose, and any other matters which the members of such Board of Advisors deem appropriate in furtherance of the best interest of the Corporation. The Board of Advisors shall meet on such basis as the members thereof may determine. The Board may eliminate the Board of Advisors at any time. No member of the Board of Advisors, nor the Board of Advisors itself, shall have any authority of the Board or any decision-making power and shall be merely advisory in nature. Unless the Board determines another method of appointment, the Chief Executive Officer or President shall recommend possible members of the Board of Advisors to the Board, who shall approve such appointments or reject them.

ARTICLE III

OFFICERS

Section 1. Officers and Selection. The officers of the Corporation shall consist of a Chief Executive Officer, President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board, a Chairman of the Board, a Vice-Chairman of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such title as the resolution of the Board choosing them shall designate. Except as may otherwise be provided in the resolution of the Board choosing him or her, no officer other than the Chairman or Vice-Chairman of the Board, if any, need be a director. Any number of offices may be held by the same person, as the directors may determine.

Unless otherwise provided in the resolution choosing him or her, each officer shall be chosen for a term which shall continue until the earlier of (i) the meeting of the Board following the next annual meeting of stockholders, (ii) until his or her successor shall have been chosen by the Board and qualified and (iii) the Board has taken action to remove such officer from office.

Section 2. Authority. All officers of the Corporation shall have such authority and perform such duties in the management and operation of the Corporation as shall be prescribed in the resolutions of the Board designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the Corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign to him or her. Any officer may be removed, with or without cause, by the Board. Any vacancy in any office may be filled by the Board.

Section 3. Compensation. The Board shall have the power to fix the compensation of all officers and employees of the Corporation, and may delegate such authority to a committee or to one or more officers of the Corporation.

Article IV

Indemnification and Insurance

Section 1. Indemnification. The Corporation shall indemnify, to the fullest extent not prohibited by the General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under this section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

For purposes of this Article IV, Section 1, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV, Section 1 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Article IV, Section 1, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IV, Section 1.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IV, Section 1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights granted by this Article IV, Section 1 shall constitute a contract between the Corporation and a director, officer, employee or agent entitled to indemnification and advancement of expenses, and any repeal or modification of the foregoing provisions of this Article IV, Section 1 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 2. Insurance for Indemnification. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the General Corporation Law.

ARTICLE V

CORPORATE SEAL

The corporate seal shall be in such form as the Board shall prescribe.

ARTICLE VI

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board.

ARTICLE VII

AMENDMENT

These Bylaws may be altered, amended or repealed, and new bylaws may be adopted at any time by action of the Board taken pursuant to these Bylaws.